Exhibit 23.3

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Dynatronics Corporation of our report dated December 7, 2016, relating to the financial statements of Bird & Cronin, Inc. for the years ended September 30, 2016 and 2015, and of our report dated September 13, 2017 (except for Note 7, as to which the date is October 5, 2017), with respect to the financial statements of Bird & Cronin, Inc. as of June 30 2017 and 2016 and for the nine months then ended, which reports appear as exhibits to the Form 8-K filed by Dynatronics Corporation on October 6, 2017.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ CUMMINGS, KEEGAN & CO., P.L.L.P.

St. Louis Park, Minnesota
May 15, 2018